Exhibit 99.1

STAG INDUSTRIAL, INC. ANNOUNCES AGREEMENT IN PRINCIPLE TO ISSUE $100 MILLION OF SENIOR UNSECURED NOTES

Boston, MA — April 2, 2014 - STAG Industrial, Inc. (the “Company”) (NYSE:STAG) announced today an agreement in principle for the pricing of a $100 million private placement of senior unsecured notes consisting of $50 million with a 10 year term and $50 million with a 12 year term. Borrowings under the notes will bear interest at a fixed rate of 4.98% and are expected to be drawn this year on July 1 for the 12 year notes and on October 1 for the 10 year notes.  Issuing the notes is subject to conditions including the negotiation and execution of definitive documentation. There can be no assurances that these conditions will be satisfied or that the issuance will occur on the terms described herein, or at all.

The notes have not been and will not be registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.  This announcement does not constitute an offer to sell, or a solicitation of an offer to buy, any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering, solicitation or sale would be unlawful.

Forward-Looking Statements

This press release, together with other statements and information publicly disseminated by the Company, contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and includes this statement for purposes of complying with these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe the Company’s future plans, strategies and expectations, are generally identifiable by use of the words “believe,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “should,” “project” or similar expressions. Forward-looking statements in this press release include, among others, statements about the terms of the notes. You should not rely on forward-looking statements since they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond the Company’s control and which could materially affect actual results, performances or achievements. Factors that may cause actual results to differ materially from current expectations include, but are not limited to, the risk factors discussed in the Company’s annual report on Form 10-K for the year ended December 31, 2013, as updated by the Company’s  quarterly reports on Form 10-Q.  Accordingly, there is no assurance that the Company’s expectations will be realized. Except as otherwise required by the federal securities laws, the Company disclaims any obligation or undertaking to publicly release any updates or revisions to any forward-looking statement contained herein (or elsewhere) to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

Source: STAG Industrial, Inc.